Exhibit 10.7

AMENDMENT

TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made as of May 1, 2019 by iHeartMedia, Inc. (the “Company”) and Robert Pittman (the “Employee”).

W I T N E S S E T H.

WHEREAS, on March 14, 2018, the Company and certain of the Company’s direct and indirect domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Chapter 11 Cases”); and

WHEREAS, the parties hereto desire to amend the Amended and Restated Employment Agreement, dated as of January 13, 2014, by and between the Company and the Employee (the “Agreement”), as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Effective Date. This Amendment shall be effective (the “Amendment Effective Date”) as of the date the Company emerges from the Chapter 11 Cases (as defined below) pursuant to a confirmed Plan of Reorganization.

2.	Section 1 of the Agreement is hereby amended by deleting the first two sentences thereof and replacing them with the following:

“The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement, for the period commencing on the date the Company emerges from the Chapter 11 Cases pursuant to a confirmed Plan of Reorganization (the “Amendment Effective Date”), which was adopted in connection with the voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Chapter 11 Cases”), and ending on the fourth (4th) anniversary of such date (the “Extended Term”). At the conclusion of the Extended Term and on each anniversary thereof, the term of this Agreement shall be automatically extended for successive one-year periods unless either the Company or the Employee elects not to extend this Agreement by giving at least sixty (60) days’ advance written notice of nonrenewal to the other party that the Employment Period (as defined below) shall not be extended.”

3.	The Agreement is hereby amended by deleting all references to the “Company Group” and replacing them with a reference to the “Company”.

4.	Section 2(A) of the Agreement is hereby amended by deleting the first three sentences thereof and replacing them with the following:

“During the Employment Period, the Employee shall serve as Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company. The Employee will perform job duties, and have the authority, that are usual and customary for these positions, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of these positions. In his capacity as Chairman of the Board and Chief Executive Officer of the Company, the Employee will report to the Board. In addition to the foregoing, the Employee hereby agrees that, following the Amendment Effective Date, he shall provide transitional services to Clear Channel Outdoor Holdings, Inc. or Clear Channel International, as applicable, consistent with past practice, on an as needed basis, as mutually agreed by Employee and the Board.”

5.	Section 3(A) of the Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following:

“Commencing on the Amendment Effective Date, the Employee shall be paid an annual salary of One Million and Five Hundred Thousand Dollars ($1,500,000.00) (as increased from time to time, “Base Salary”).”

6.	Section 3(B) of the Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:

“Effective for calendar year 2019 and thereafter, the Employee’s target annual bonus (the “Target Bonus”) for the achievement of reasonable performance goals set in good faith after consultation with the Employee shall be Three Million and Four Hundred Thousand Dollars ($3,400,000.00); provided, that if the Amendment Effective Date occurs during calendar year 2019 or thereafter, the Target Bonus shall be prorated for such calendar year (e.g., if the Amendment Effective Date occurs on July 1, 2019, the Target Bonus for 2019 would be $1,700,000.00).”

7.	Section 3(G) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Effective as of the Amendment Effective Date, the Company shall issue incentive equity awards under a management incentive plan adopted in connection with the Chapter 11 Cases (the “Equity Plan”) in an aggregate amount equal to 5% of the Company’s shares of common stock (“Shares”) outstanding immediately after the Amendment Effective Date on a fully diluted and fully distributed basis (the “Emergence Pool”). The Employee shall receive awards covering Shares equal to 22.5% of the Emergence Pool (which amount, for the avoidance of doubt, shall represent 1.125% of the Company’s Shares outstanding immediately after the Amendment Effective Date on a fully diluted and fully distributed basis) (the “CEO Grants”), with 25% of such CEO Grants being in the form of restricted stock units (the “RSUs”) and 75% of such CEO Grants being in the form of stock options (the “Options”). The CEO Grants will be subject to the terms of the applicable equity award agreement and the Equity Plan; provided, that (i) the Options will have a term of six (6) years and have an exercise price calculated on the basis of an aggregate equity value of the Company as of the Amendment Effective Date (which the parties assume shall be $3 billion), subject to the requirements of Section 409A, (ii) subject to the Employee’s continued employment with the Company, the CEO Grants will vest 20% on the earlier to occur of: (i) the date which is 6 months after the effective date of the Company’s pending public offering on Form S-1 or (ii) 2 business days following the date of the direct listing of the Company’s Class A Common Stock on a national securities exchange, and 20% of the remainder shall vest on the first, second, third, and fourth anniversary of the Amendment Effective Date, (iii) the CEO Grants will vest in full upon a “change in control” (as defined in the Equity Plan), and (iv) upon a termination of Employee’s employment with the Company described in Section 6(C), the then-unvested portion of such CEO Grants shall vest as follows: 100% of the unvested portion of the CEO Grants shall vest if such termination occurs within one year of the Amendment Effective Date; 50% of the unvested portion of the CEO Grants shall vest if such termination occurs more than one year after but up to or less than two years following the Amendment Effective Date; 25% of the unvested portion of the CEO Grants shall vest if such termination occurs more than two years after but up to or less than three years following the Amendment Effective Date; and 0% of the unvested portion of the CEO Grants shall vest if such termination occurs more than three years following the Amendment Effective Date.”

8.	Section 4(A) of the Agreement is hereby amended by deleting the words “and Executive Chairman of the Board of Directors of CC Outdoor” from third to last sentence thereof.

9.	Section 4(D) of the Agreement is hereby amended by deleting the words “and CC Outdoor” from the second sentence thereof.

10.

Section 5(D) of the Agreement is hereby amended by deleting the word “position” and replacing it with the word “positions” in the first sentence thereof, and by deleting the phrase “or Additional Bonus Opportunity” from the first sentence thereof.

11.	Exhibit B of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“For calendar year 2019 and thereafter, the Employee may earn a Performance Bonus in accordance with this Exhibit B. A Performance Bonus shall be earned only to the extent determined in accordance with this Exhibit B and only if the Employee is employed by the Company on December 31 of the calendar year to which the Performance Bonus relates. Any Performance Bonus earned shall be paid in the calendar year following the calendar year to which such bonus relates.

The Employee’s performance objectives will be established in good faith by the Board of Directors of the Company or its Compensation Committee (the “Committee”) after consultation with the Employee no later than March 31 of each calendar year.

When setting the Employee’s performance objectives, the Committee, after consultation with the Employee, shall specify the level or levels of performance required to be attained with respect to each objective to receive payment of a performance bonus. Effective for calendar year 2019 and thereafter, the aggregate target performance bonus that may be earned when all of the Employee’s performance objectives are achieved shall be not less than Three Million and Four Hundred Thousand Dollars ($3,400,000.00) (the “Target Bonus”) for the calendar year to which the bonus relates; provided, that if the Amendment Effective Date occurs during calendar year 2019 or thereafter, the Target Bonus shall be prorated for such calendar year (e.g., if the Amendment Effective Date occurs on July 1, 2019, the Target Bonus for 2019 would be $1,700,000.00).

Performance objectives will be expressed in terms of an annual operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”) target. The OIBDAN target for calendar year 2019 shall be consistent with the OIBDAN target for calendar year 2019 contained in the Company’s five-year plan (the “2019 Bonus Plan”). The OIBDAN target for subsequent calendar years shall be consistent with annual OIBDAN targets under the Company’s business plan for such calendar years, in each case, that has been shared with the Employee. The applicable payouts with respect to OIBDAN performance are as follows:

OIBDAN Achievement	Percentage of Target Bonus Earned
Less than 90% of OIBDAN Target	$0
90% - less than 95% of OIBDAN Target	0-25% of the Target Bonus, determined on a straight line interpolation basis
95% - less than 97.5% of OIBDAN Target	25-100% of the Target Bonus, determined on a straight line interpolation basis
97.5% - less than 102.5% of OIBDAN Target	100% of the Target Bonus
102.5% - less than 105% of OIBDAN Target	100-150% of the Target Bonus, determined on a straight line interpolation basis
105% - less than 110% of OIBDAN Target	150-200% of the Target Bonus, determined on a straight line interpolation basis
110% or more than OIBDAN Target	200% of the Target Bonus

12.

Exhibits C and D of the Agreement are hereby amended by deleting them in their entirety, and Exhibits E and F of the Agreement (including all applicable references to such exhibits in the Agreement) are hereby amended to be relabeled as Exhibits C and D, respectively.

13.

Except as specifically set forth herein, the Agreement and all of its terms and conditions remain in full force and effect, and the Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Agreement as amended by this Amendment. For avoidance of doubt, with respect to the Employee’s 2019 performance bonus, in the event the Amendment Effective Date occurs during any calendar quarter in 2019, the Employee shall be entitled to amounts earned for such quarter under the iHeartMedia, Inc. 2018 Key Employee Incentive Plan (as amended to provide for 2019 targets) for the period prior to the

Amendment Effective Date and shall participate under the terms of the Board-approved 2019 Bonus Plan (consistent with paragraph 11 above) for the remainder of such calendar quarter and full year on a prorated basis.

14.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

15.

This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

16.

This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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SIGNATURE PAGE TO AMENDMENT TO THE AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

iHeartMedia, Inc.

By:	/s/ Paul McNicol
Name: Paul McNicol
Title: Executive Vice President, General Counsel and Secretary

EMPLOYEE

By:	/s/ Robert W. Pittman
Robert W. Pittman